EXHIBIT 99.1

UNICORP COMPLETES ITS LARGEST ACQUISITON OF PRODUCING PROPERTIES TO DATE

HOUSTON, TEXAS - June 19, 2007 - Unicorp, Inc. (OTCBB: UCPI) announced today that it has completed the acquisition of producing properties in Welsh Field, Jefferson Davis Parish, Louisiana, which is its largest acquisition of producing properties to date. Current production is approximately 42 barrels of oil per day gross (32 bopd net) from two active oil wells. The properties contain a total of fifteen wells including two saltwater injection wells. Unicorp has identified remedial opportunities in nine of the wells which could restore total gross production to approximately 200 bopd (150 bopd net).

Unicorp plans to commence rework operations in July on six of the nine wells. If successful on the nine well remedial program, this property could provide monthly cash flow of approximately $225,000. Unicorp owns a 100% working interest and a 75% net revenue interest in this field. The purchase price was $1.3 million and was funded from Unicorp’s recently announced $7.0 million convertible debenture.

“We are pleased to have completed this acquisition and believe this field has a lot of upside opportunity through low cost remedial work,” stated Kevan Casey, CEO of Unicorp. “We previously announced that we were cash flow positive from operations, excluding non-cash charges, and believe this field could significantly add to our earnings and cash flow.”

About Unicorp

Unicorp, Inc is primarily engaged in the acquisition, development, exploration and production of crude oil and natural gas. Its focus is on aggressively acquiring working interests in crude oil and natural gas properties with the intent of exploration and development or by enhancing production through the use of modern development techniques such as horizontal drilling, satellite technology and 3-D seismic. The company’s goal is to achieve a high return on its investment by limiting its up-front acquisition costs, by quickly developing its acquisitions and by practicing a sound and smart approach to oil and gas exploration and development.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to successfully acquire oil and gas properties and drill commercial wells. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Unicorp’s future business and financial results, refer to Unicorp’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, and Annual Report on Form 10-KSB/A (First Amendment) for the year ended December 31, 2006. Unicorp undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:
Carl A. Chase
Phone: (713) 402-6717, or
Investors@unicorpinc.net